PROMISSORY NOTE

$________________________                                      December 15, 1998
                                                               New York, NY

      For Value Received, Interiors, Inc. together with its successors and assigns (the "Borrower" or "Maker"), hereby unconditionally promises to pay to the order of _________________________ together with their successors and assigns (the "Lender" or "Holder"), in lawful currency of the United States of America, at such address as shall be designated by the Holder in a written notice to the maker, the Principal sum of $____________ together with simple interests at the rate of twelve percent (12%) per annum, payable at the earlier 120 days from above date or quarterly thereafter if the Holder chooses not to convert (as defined in the SUBSCRIPTION AGREEMENT), commencing March 1st, June 1st, September 1st, January 1st. The Note shall be redeemable by the maker as defined in paragraph 7 a, b, c, d, e, of the SUBSCRIPTION AGREEMENT, at the earliest of 120 days or upon written notice of the Holder or the Maker.

This Note is the Note referred to in the SUBSCRIPTION AGREEMENT between maker and the Holder and evidences the Maker's obligation thereunder. Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

All payments of principal and interest hereunder shall be payable in lawful money of the United States.

Upon the occurrence of the default of the maker in failing to make repayment when due and payable, Holder at its option may accelerate the maturity of this Note and declare all of the indebtedness or any portions thereof to be immediately due and payable, together with accrued interest thereon, and payment thereof may be enforced by suit or other process of laws.

The terms "Maker" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and assigns.

Regardless of the place of execution or performance, this Note shall be governed by, and construed in accordance with, the laws of the State of New
York without giving effect to such state's conflicts of laws provisions. Each of the parties hereto irrevocable consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

                                        INTERIORS, INC.


                                        By:
                                            ------------------------------------
                                              Name:
                                              Title: